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                                                                    EXHIBIT 12.1

                        WORLDCOM, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHANGES

                           (IN THOUSANDS OF DOLLARS)

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
                                                                                         FOR THE THREE
                                    YEAR ENDED DECEMBER 31,                              MONTHS ENDED
                         -----------------------------------------------               -----------------
                                           HISTORICAL                      PRO FORMA       MARCH 31,
                         -----------------------------------------------  -----------  -----------------
                          1992     1993     1994      1995      1996         1996        1996     1997
                         ------- -------- --------  -------- -----------  -----------  -------- --------
Earnings:
 Pretax income (loss)
  from continuing
  operations............ $22,513 $209,920 $(50,697) $437,729 $(2,059,416) $(2,732,617) $140,970 $103,466
 Fixed charges, net of
  capitalized interest..  36,608   47,316   59,689   267,057     241,397      359,719    62,193   83,536
                         ------- -------- --------  -------- -----------  -----------  -------- --------
 Earnings............... $59,121 $257,236   $8,992  $704,786 $(1,818,019) $(2,372,898) $203,163 $187,002
                         ======= ======== ========  ======== ===========  ===========  ======== ========
Fixed charges:
 Interest cost.......... $33,815  $38,657  $49,203  $254,099    $229,376     $353,085    59,304   88,454
 Amortization of
  financing costs.......   1,464    1,792    2,086     2,811       1,742          --        713      --
 Interest factor of rent
  expense...............   4,833    9,967   10,300    15,030      17,854       28,024     4,454    8,081
                         ------- -------- --------  -------- -----------  -----------  -------- --------
 Fixed charges.......... $40,112 $ 50,416 $ 61,589  $271,940 $   248,972  $   381,109  $ 64,471 $ 96,535
                         ======= ======== ========  ======== ===========  ===========  ======== ========
Deficiency of earnings
 to fixed charges....... $   --  $    --  $(52,597) $    --  $(2,066,991) $(2,754,007) $    --  $    --
                         ======= ======== ========  ======== ===========  ===========  ======== ========
Ratio of earnings to
 fixed charges..........  1.47:1   5.10:1   0.15:1    2.59:1         N/A          N/A    3.15:1   1.94:1
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